UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 2008

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or Other Jurisdiction of Incorporation)	0-30877 (Commission File Number)	77-0481679 (I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2008 and effective January 23, 2008, Michael Rashkin resigned as the Interim Chief Financial Officer of Marvell Technology Group Ltd. (the “Company”), due to his personal health concerns.  Mr. Rashkin will continue to serve in his previous position as Vice President Taxes of Marvell Semiconductor, Inc., a wholly-owned subsidiary of the Company.

Concurrently with the resignation of Mr. Rashkin as Interim Chief Financial Officer of the Company, effective January 23, 2008 George A. de Urioste, age 52, was appointed as Interim Chief Financial Officer of the Company.  Prior to joining the Company, from November 2004 until April 2006 Mr. de Urioste served as chief operating officer and chief financial officer for Chordiant Software, Inc., a publicly traded company that is an enterprise software provider of customer service and marketing solutions.  Mr. de Urioste served as executive vice president and chief financial officer of Savi Technology, Inc. from July 2003 to November 2003.  Prior to joining Savi Technology, Inc., Mr. de Urioste was the co-founder and chief executive officer of Aeroprise, Inc., a private enterprise software company, from June 2000 until July 2003.  Mr. de Urioste holds an M.B.A. from the University of California at Berkeley and a B.S. in accounting from the University of Southern California.  Mr. de Urioste is a certified public accountant in California.

In connection with Mr. de Urioste’s employment with the Company, Mr. de Urioste and the Company entered into an employment offer letter dated January 17, 2008, which provides for, among other things, (i) a base monthly salary of $64,000 for six months; (ii) a sign-on bonus of $50,000, subject to repayment if the employment is terminated by the Company for cause or by Mr. de Urioste; (iii) an award of restricted stock units of 25,000 shares of common stock of the Company subject to six-month vesting with 50% vesting after the first 3 months and the remaining vesting in equal monthly installments for the following 3 months; and (iv) severance benefits if the Company terminates the executive without cause, including a lump sum payment of the unpaid salary that would have been made to the executive during the six-month employment period and a 100% acceleration of all then outstanding restricted stock units.  Also in connection with Mr. de Urioste’s employment with the Company, the Company and Mr. de Urioste will enter into an indemnification agreement, which will provide, among other things, that subject to the procedures set forth in the indemnification agreement, the Company will indemnify Mr. de Urioste to the fullest extent permitted by law in the event he was, is or becomes a Participant (as defined in the indemnification agreement) in, or is threatened to be made a Participant in, a Proceeding (as defined in the indemnification agreement) by reason of an Indemnifiable Event (as defined in the indemnification agreement).  The indemnification agreement also provides for the Company to advance expenses to Mr. de Urioste, subject to certain conditions as set forth in the agreement.

The foregoing summary of the employment offer letter and the indemnification agreement are qualified in their entirety by reference to the full text of such agreements referenced as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and incorporated by reference herein.

On January 23, 2008, the Company issued a press release announcing the appointment of Mr. de Urioste, a copy of which is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01              Financial Statements and Exhibits.

                (d)           Exhibits.

10.1                        Employment Offer Letter dated January 17, 2008 between the Registrant and George de Urioste.

10.2                        Form of Indemnification Agreement between the Registrant and George de Urioste.

99.1                        Press Release dated January 23, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 23, 2008

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Sehat Sutardja, Ph.D.
Sehat Sutardja, Ph.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Offer Letter dated January 17, 2008 between the Registrant and George de Urioste.
10.2	Form of Indemnification Agreement between the Registrant and George de Urioste.
99.1	Press Release dated January 23, 2008.